Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN GLOBAL ENERGY, INC. AND STEVEN G. ROLLS

This Amendment amends the Employment Agreement (“Agreement”) entered into between Global Energy, Inc. (“Company”) and Steven G. Rolls (“Employee”) that was effective as of February 1, 2006. Section 4.11 of the Agreement provides Employee and Company may amend the Agreement. Employee and Company desire to amend the Agreement and agree that the provisions in this Amendment shall replace the provisions in the Agreement effective June 1, 2007.

Section 2.1(b) – Involuntary Termination for Reasons Other than Cause

b. Involuntary Termination for Reasons Other than Cause. Company may involuntarily terminate Employee’s employment at any time even without Cause. If Company terminates Employee’s employment without Cause, then Employee shall be entitled to receive the Separation Benefits listed in Exhibit A. Company’s payment of the Separation Benefits, however, is conditioned upon Employee’s fulfillment of his obligations under the Agreement, including Sections 3.3 and 3.4.

Section 2.1 (c) – Death and Disability

c. Death / Disability. If Employee dies while employed by Company, thirty days after the date of Employee’s death Company will pay Employee’s spouse (or if Employee does not have a spouse, Employee’s estate) any outstanding salary due plus a pro-rated bonus for the amount of time Employee worked during Company’s fiscal year prior to Employee’s death. If Employee becomes Disabled while employed by Company, thirty days after Employee is determined to be Disabled Company will pay Employee any outstanding salary due plus a pro-rated bonus for the amount of time Employee worked during Company’s fiscal year prior to Employee being determined to be Disabled. “Disabled” and “Disability” shall mean a determination under Company’s long term disability plan or by the Social Security Administration that Employee is subject to a condition due to which either: (i) Employee is unable to engage in the essential functions of his position by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving replacement benefits for a period of not less than three months.

Section 2.2(a) – Good Reason

a. Good Reason Voluntary Termination. If Employee voluntarily terminates employment and the termination satisfies the definition of “Separation from Service for Good Reason” below, then Employee shall be entitled to receive the Separation Benefits listed in Exhibit A. “Separation from Service for Good Reason” shall mean a situation where (i) Employee experiences (a) a material reduction in Employee’s base salary, authority, duties, or responsibilities, (b) a material change in the authority, duties, or responsibilities of the supervisor to whom the Employee reports, (c) a material reduction in the budget over which Employee has authority, (d) a material change in the geographic location at which Employee must perform services, or (e) a material breach by the Company of this Agreement (any of which shall be the “condition”), (ii) Employee then provides Company notice no more than ninety days after the initial existence of the condition, (iii) Company fails to cure the condition within thirty days after receiving notice from the Employee, and (iv) Employee then voluntarily terminates employment within ten days after the cure period. Company’s payment of the Separation Benefits, however, is conditioned upon Employee’s fulfillment of his obligations under the Agreement, including Sections 3.3 and 3.4. If Employee violates Section 3.3 or Section 3.4, Company may cease providing the Separation Benefits.

Section 4.12 – Compliance with Section 409A of the Code

4.12 Compliance with Section 409A of the Code. If (i) Employee has a separation from service with Company (as provided in Section 2 of this Agreement and as defined under section 409A of the Internal Revenue Code and accompanying guidance (“section 409A”) where Employee is working 20% or less of Employee’s average over the prior three calendar years), (ii) Company is publicly traded on an established securities market, (iii) Employee is a specified employee (under the default rule defined in section 409A), (iv) as a result of the separation from service Company is to pay Employee compensation under this Agreement, (v) such compensation is subject to section 409A (excluding compensation exempt from section 409A, such as amounts paid that fall under the exception for amounts paid upon an involuntary termination that are up to the lesser of two times pay or twice the amount under section 401(a)(17) of the Internal Revenue Code, as provided under section 1.409A- 1(a)(9)(iii)of the Treasury Regulations), and (vi) such compensation is to be paid to Employee in the six-month period beginning on the date of Employee’s separation from service, the Company shall pay such compensation on the first day of the month following the date that is six months after the date of Employee’s separation from service. When Company pays this amount, Company shall also pay Employee a reasonable rate of interest on the amount for the delay in payment as determined by Company.

Appendix A – Separation Benefits

Separation Benefits:

Salary and Bonus – Employee will be entitled to receive salary continuation equal to the sum of his then current rate of Annual Salary and Annual Bonus on Company’s normal payroll cycle for a period of two years commencing as of the first full payroll period after the last day Employee has a right (under law or under the general release of claims) to rescind or revoke the general release of claims against Company. If Company is a publicly traded company for purposes of section 409A of the Internal Revenue Code, then this salary continuation shall be subject to a six month delay to the extent required as provided under Section 4.12.

Benefits – Employee shall be eligible to elect health continuation coverage under Company’s group health and dental plans. If Employee elects health continuation coverage, Company shall pay Employee’s cost of coverage during the period of required coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986), provided that if the group health plan is self-insured the cost of coverage will be imputed as income to Employee.

Restricted Stock Unit Awards – Employee shall become fully vested in any unvested restricted stock unit awards issued to Employee.

The parties below agree that the terms of the Agreement are amended as set forth in this Amendment effective June 1, 2007.

GLOBAL ENERGY, INC.		Steven G. Rolls

By:	/s/ Lynne R. Graves	/s/	Steven Rolls

Name:	Lynne R. Graves	Date:	6/15/07

Title:	Secretary

Date:	6/15/07